Exhibit 10.1

Mailing Address: PresbiBio LLC 8845 Irvine Center Drive, Suite 100 Irvine, CA 92618 USA Tel: +1-949-502-7010 Fax: +1-323-832-8447

February 1, 2018

Ms. Casey Lind

Casey.lind1@gmail.com

RE:OFFER OF EMPLOYMENT, VIA E-MAIL

Dear Ms. Lind:

PresbiBio LLC is pleased to offer you an opportunity to join our company as a/an Chief Operating Officer in the Operations Department located at 8845 Irvine Center Drive in Irvine. This position will report to Chief Executive Officer. The terms for this position are outlined below:

Title:	Chief Operating Officer

Level:	Officer

Start	Date:February 12, 2018

Pay Rate:	A pay rate of $12,500 paid on a semi-monthly basis (the 15th and the end of the month). This is an annualized pay of $300,000.

RSU’s:

You will be awarded 120,000 restricted share units (RSU’s) 50% of which will vest on December 31, 2020 and 50% of which will vest on December 31, 2022. All RSUs under the Awards will be subject to forfeiture if you incur a “Termination of Employment” (as defined by the Plan) prior to the applicable vesting event/date. All RSUs will become vested in the event that a “Change of Control” of Presbia (as defined by the Plan) occurs, provided that you have not previously incurred a Termination of Employment.

Complete terms of the Awards will be set forth in Restricted Share Unit Grants Agreements which will be provided separately.

Employment Status:	Exempt, Full-Time

This position is considered an exempt position for the purpose of wage-hour law which means that you will not be eligible for overtime pay for hours actually worked in excess of 40 hours in a given work week, or 8 hours in a work day.

EN ISO 13485 Certified

Exhibit 10.1

As a full-time employee you will also be eligible to participate in all PresbiBio’s benefit programs. Participation in all benefit programs, except 401(K), begin the first of the month following the date of hire; 401(K) becomes effective the first of the month following ninety (90) days of employment. All benefit coverage requires that you complete the required enrollment forms.

Should you accept this offer, your continued employment will require both satisfactory job performance and compliance with PresbiBio policies. Your compliance with these policies includes your responsibility to respect the highest level of privacy and confidentiality for all information related to PresbiBio business.

The employment regulations require that you complete a Form W-4 tax form and Form I-9 upon employment providing verification of your legal right to work in the U.S. You will need to bring documentation that shows proof of identity and proof of eligibility to work in the U.S. when you begin employment.

This offer is contingent upon satisfactory validation of your background and reference checks, signing an at-will agreement, an arbitration agreement and a confidentiality agreement before beginning employment. The “Employment At-Will Relationship,” is a document which provides that either you or PresbiBio may at any time terminate the employment relationship between you and PresbiBio for any reason or no reason, with or without cause, and with or without notice. This employment at-will relationship will be in effect at all times during your employment at PresbiBio.

To acknowledge your acceptance of this employment offer, please sign and return this letter as soon as possible. This Offer of Employment remains valid through February 5, 2018.

We look forward to you joining PresbiBio LLC.

Sincerely,

Fabian Speights
Vice President, Human Resources
Attachments:	At-Will Agreement
Arbitration Agreement
Confidentiality Agreement
Benefits Summary
Health Care Reform
I-9 Sample
Accepted:		Date: 2/2/2018
Casey Lind

EN ISO 13485 Certified